Exhibit 99.4

CONSENT OF PERSON NAMED

TO BECOME A DIRECTOR

I hereby consent to my being named in the Registration Statement on Form S-1 of The Western Union Company (the “Company”) as a person who will become a director of the Company upon consummation of the spin-off of the Company from First Data Corporation.

/s/ ALAN J. LACY
Name: Alan J. Lacy

August 28, 2006